Exhibit 99

1016 Civic Center Drive NW PO Box 6057 Rochester, MN 55903-6057 Phone (507) 535-1200 Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

• Net income of $2.5 million, an increase of $0.7 million, compared to $1.8 million in second quarter of 2013

• Diluted earnings per common share of $0.44, an increase of $0.14, compared to $0.30 in second quarter of 2013

• Provision for loan losses down $1.7 million from second quarter of 2013

• Nonperforming assets of $15.8 million, down $3.1 million, or 16.4%, from March 31, 2014

Year to Date Summary

• Net income of $4.2 million, an increase of $1.7 million, compared to $2.5 million in first six months of 2013

• Diluted earnings per common share of $0.68, an increase of $0.32, compared to $0.36 in first six months of 2013

• Provision for loan losses down $3.3 million from first six months of 2013

• Nonperforming assets of $15.8 million, down $8.6 million, or 35.3%, from December 31, 2013

• Total assets decreased $39 million in first six months of 2014

Net Income Summary (unaudited)	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013
Net income	$2,530	1,799	$4,162	2,540
Net income available to common stockholders	2,006	1,252	3,105	1,517
Diluted earnings per common share	0.44	0.30	0.68	0.36
Return on average assets	1.62%	1.21%	1.36%	0.84%
Return on average equity	12.32%	11.78%	9.91%	8.36%
Book value per common share	$14.18	$8.09	$14.18	$8.09

ROCHESTER, MINNESOTA, July 21, 2014. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $610 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.5 million for the second quarter of 2014, an increase of $0.7 million, compared to net income of $1.8 million for the second quarter of 2013. The net income available to common shareholders was $2.0 million for the second quarter of 2014, an increase of $0.7 million from the net income available to common shareholders of $1.3 million for the second quarter of 2013. Diluted earnings per common share for the second quarter of 2014 were $0.44, an increase of $0.14 from the diluted earnings per common share of $0.30 for the second quarter of 2013. The increase in net income in the second quarter of 2014 was primarily due to a $1.7 million decrease in the provision for loan losses due to the continued improvement in the credit quality of the commercial loan portfolio. In addition, a $0.8 million increase in the gain on real estate owned contributed to the increase in net income between the periods. These increases in net income were partially offset by a $0.3 million decrease in non-interest income primarily due to a decrease in the gain on sales of loans. Income tax expense also increased $1.6 million between the periods due to the increased income and the recapture of the deferred tax asset valuation reserve in the fourth quarter of 2013, which resulted in regular income tax expense being recorded in the second quarter of 2014.

President’s Statement

“We are pleased to report positive earnings for the tenth consecutive quarter, the continued improvement in the credit quality of our loan portfolio, and a further reduction in our non-performing assets.” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We will continue to work on further improving the credit quality of our loan portfolio while at the same time focusing on improving the financial performance of our core banking operations.”

Second Quarter Results

Net Interest Income

Net interest income was $4.7 million for the second quarter of 2014, the same as the second quarter of 2013. Interest income was $5.0 million for the second quarter of 2014, a decrease of $0.8 million, or 13.3%, from $5.8 million for the same period in 2013. Interest income decreased between the periods primarily because of the change in the mix of average interest-earning assets held and also because of a decrease in average yields earned between the periods. While the average interest-earning assets increased $19.8 million between the periods, the average interest-earning assets held in lower yielding cash and investments increased $58.8 million and the amount of average interest-earning assets held in higher yielding loans decreased $39.0 million between the periods. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments or non-renewals as a result of the Company’s focus on improving credit quality, decreasing loan concentrations, and managing net interest margin. The average yield earned on interest-earning assets was 3.41% for the second quarter of 2014, a decrease of 66 basis points from the 4.07% average yield for the second quarter of 2013. The decrease in average yield is due to the change in the mix of assets held and the continued low short-term interest rate environment that existed during the second quarter of 2014.

Interest expense was $0.3 million for the second quarter of 2014, a decrease of $0.8 million, or 72.6%, compared to $1.1 million for the second quarter of 2013. Interest expense decreased primarily because of the change in the mix of the average interest-bearing liabilities held between the periods and also because of a decrease in the average rate. While the average interest-bearing liabilities increased $8.6 million between the periods, the average interest-bearing liabilities held in higher rate borrowings and brokered certificates of deposits decreased $63.5 million and the amount of interest-bearing liabilities held in other lower rate deposit accounts increased $72.1 million between the periods. The decrease in borrowings and brokered certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates paid were the result of the change in the mix of liabilities held and the low interest rate environment that continued to exist during the second quarter of 2014. The average interest rate paid on interest-bearing liabilities was 0.23% for the second quarter of 2014, a decrease of 62 basis points from the 0.85% average interest rate paid in the second quarter of 2013. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2014 was 3.20%, a decrease of 8 basis points, compared to 3.28% for the second quarter of 2013.

Provision for Loan Losses

The provision for loan losses was ($2.2) million for the second quarter of 2014, a decrease of $1.7 million, from ($0.5) million for the second quarter of 2013. The provision for loan losses decreased in the second quarter of 2014 primarily because there were more recoveries received during the quarter on previously charged off loans when compared to the second quarter of 2013. The provision also decreased because of a decrease in the outstanding loan portfolio balances, an improvement in the classifications of certain risk rated loans, and a decrease in charge offs in the current period when compared to the second quarter of 2013. Total non-performing assets were $15.8 million at June 30, 2014, a decrease of $3.1 million, or 16.4%, from $18.9 million at March 31, 2014. Non-performing loans decreased $0.1 million and foreclosed and repossessed assets decreased $3.0 million during the second quarter of 2014. The non-performing loan and foreclosed and repossessed asset activity for the second quarter of 2014 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
March 31, 2014	$12,430	March 31, 2014	$6,439
Classified as non-performing	2,094	Other foreclosures/repossessions	28
Charge offs	(121)	Real estate sold	(4,187)
Principal payments received	(1,238)	Net gain on sale of assets	1,233
Classified as accruing	(790)	Write downs	(121)
Transferred to real estate owned	(84)	Transferred from non-performing loans	84
June 30, 2014	$12,291	June 30, 2014	$3,476

The decrease in non-performing loans relates primarily to principal payments received on non-performing loans. Of the $1.2 million in principal payments received, $0.9 million was related to the payoff of non-performing single family construction loans as a result of the houses being sold and $0.2 million related to principal payments received from various developers as a result of lot sales. The decrease in foreclosed and repossessed assets in the second quarter of 2014 relates primarily to real estate sold during the quarter. Of the $4.2 million in real estate sold during the quarter, $3.8 million related to the sale of one non-residential commercial property.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2014 and 2013 is summarized as follows:

(Dollars in thousands)	2014	2013

Balance at March 31,	$9,090	$21,941
Provision	(2,178)	(520)
Charge offs:
One-to-four family	(92)	(13)
Consumer	(30)	(55)
Commercial business	0	(556)
Commercial real estate	0	(759)
Recoveries	1,906	321
Balance at June 30,	$8,696	$20,359

Allocated to:
General allowance	$6,342	$12,260
Specific allowance	2,354	8,099
	$8,696	$20,359

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

(Dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013
Non-Performing Loans:
One-to-four family real estate	$2,056	$2,159	$1,602
Commercial real estate	8,803	9,221	14,549
Consumer	707	808	737
Commercial business	725	242	608
Total	12,291	12,430	17,496

Foreclosed and Repossessed Assets:
One-to-four family real estate	111	0	0
Commercial real estate	3,365	6,439	6,898
Total non-performing assets	$15,767	$18,869	$24,394
Total as a percentage of total assets	2.59%	3.04%	3.76%
Total non-performing loans	$12,291	$12,430	$17,496
Total as a percentage of total loans receivable, net	3.34%	3.25%	4.55%
Allowance for loan loss to non-performing loans	70.75%	73.13%	65.17%

Delinquency Data:
Delinquencies (1)
30+ days	$1,635	$2,060	$6,370
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.43%	0.52%	1.33%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the three most recently completed quarters.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at June 30, 2014	# of relationships	Principal Amount of Loans at March 31, 2014	# of relationships	Principal Amount of Loans at December 31, 2013
Developments/land	3	$8,803	4	$9,221	9	$14,549

The decrease in the non-performing commercial real estate loans from March 31, 2014 is due primarily to principal payments received on construction and development loans during the quarter as a result of various types of real estate sales including building lots, land and single family houses.

Non-Interest Income and Expense

Non-interest income was $1.7 million for the second quarter of 2014, a decrease of $0.3 million, or 13.3%, from $2.0 million for the same period in 2013. Gain on sales of loans decreased $0.4 million between the periods primarily because of a decrease in single family loan originations due to the decrease in refinance activity in the second quarter of 2014 when compared to the same period of 2013. Other non-interest income increased $0.1 million primarily because of an increase in rental income and an increase in the sale of uninsured investment products between the periods.

Non-interest expense was $4.5 million for the second quarter of 2014, a decrease of $0.8 million, or 16.2%, from $5.3 million for the same period of 2013. The gain on real estate owned increased $0.8 million primarily because of an increase in the gains recognized on the properties sold. Other non-interest expense decreased $0.2 million primarily because of a decrease in legal expenses between the periods. Deposit insurance costs decreased $0.1 million primarily because of a decrease in assets and insurance rates between the periods. Data processing costs decreased $0.1 million due to a decrease in hardware and software depreciation expense. These decreases in non-interest expense were partially offset by a $0.3 million increase in compensation expense between the periods due to an increase in incentive accruals.

Income tax expense was $1.6 million for the second quarter of 2014, an increase of $1.5 million from $0.1 million for the second quarter of 2013. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at June 30, 2013. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for the second quarter of 2013. The income tax expense that was recorded in the second quarter of 2013 related to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards could be used to offset current income under the alternative minimum tax rules. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated and regular income tax expense of $1.6 million was recorded in the second quarter of 2014.

Net Income Available to Common Shareholders

The net income available to common shareholders was $2.0 million for the second quarter of 2014, an improvement of $0.7 million from the $1.3 million net income available to common shareholders in the second quarter of 2013. The net income available to common shareholders increased primarily because of the increase in the net income between the periods.

On May 15, 2014 the Company paid a dividend of $201.71 per share on the Company’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock). The amount of the dividend represented all accrued and unpaid dividends on the Preferred Stock for all past dividend periods and for the dividend period ended on May 14, 2014. On May 15, 2014, the Company also redeemed 10,000 shares of outstanding Preferred Stock on a pro rata basis at $1,000 per share. Following the redemption, 16,000 shares of Preferred Stock remain outstanding.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2014 was 1.62%, compared to a 1.21% for the second quarter of 2013. Return on average equity (annualized) was 12.32% for the second quarter of 2014, compared to 11.78% for the same period in 2013. Book value per common share at June 30, 2014 was $14.18, compared to $8.09 at June 30, 2013.

Six Month Period Results

Net Income

Net income was $4.2 million for the six month period ended June 30, 2014, an increase of $1.7 million, or 63.9%, compared to the net income of $2.5 million for the six month period ended June 30, 2013. The net income available to common shareholders was $3.1 million for the six month period ended June 30, 2014, an increase of $1.6 million, or 104.7%, compared to the net income available to common shareholders of $1.5 million for the same period of 2013. Diluted earnings per common share for the six month period ended June 30, 2014 was $0.68, an increase of $0.32 per share compared to the diluted earnings per common share of $0.36 for the same period in 2013. The increase in net income for the six month period ended June 30, 2014 was primarily due to a $3.3 million decrease in the provision for loan losses due to the continued improvement in the credit quality of the commercial loan portfolio. In addition, a $0.7 million increase in the gain on real estate owned and a $0.7 million decrease in other non-interest expenses as a result of a decrease in legal and other professional fees contributed to the increase in net income between the periods. These improvements in net income were partially offset by a $0.5 million decrease in non-interest income primarily due to a decrease in the gain on sales of loans between the periods. Income tax expense also increased $2.6 million between the periods due to the increased income and the recapture of the deferred tax asset valuation reserve in the fourth quarter of 2013, which resulted in regular income tax expense being recorded in 2014.

Net Interest Income

Net interest income was $9.8 million for the first six months of 2014, an increase of $0.2 million, or 2.1%, from $9.6 million for the same period in 2013. Interest income was $10.4 million for the six month period ended June 30, 2014, a decrease of $1.7 million, or 13.7%, from $12.1 million for the same six month period in 2013. Interest income decreased between the periods primarily because of the change in the mix of average interest-earning assets held, a decrease in the amount of average interest-earning assets and also because of a decrease in average yields earned between the periods. While the average interest-earning assets only decreased $1.8 million overall between the periods, the average interest-earning assets held in higher yielding loans decreased $52.3 million and the amount of interest-earning assets held in lower yielding cash and investments increased $50.5 million between the periods. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments or non-renewals as a result of the Company’s focus on improving credit quality, decreasing loan concentrations, and managing net interest margin. The average yield earned on interest-earning assets was 3.61% for the first six months of 2014, a decrease of 56 basis points from the 4.17% average yield for the first six months of 2013. The decrease in average yield is due to the change in the mix of assets held and the continued low short-term interest rate environment that existed during the first six months of 2014.

Interest expense was $0.6 million for the first six months of 2014, a decrease of $1.9 million, or 74.5%, compared to $2.5 million for the first six months of 2013. Interest expense decreased primarily because of the change in the mix of the average interest-bearing liabilities held and also because of a decrease in the average rate paid between the periods. The average interest-bearing liabilities decreased $15.5 million overall between the periods, including a decrease of $72.4 million in the average interest-bearing liabilities held in higher rate borrowings and brokered certificates of deposits which was partially offset by an increase in the amount of interest-bearing liabilities held in other lower rate deposit accounts of $56.9 million between the periods. The decrease in borrowings and brokered certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the change in the mix of liabilities held and the low interest rate environment that continued to exist during the first six months of 2014. The average interest rate paid on interest-bearing liabilities was 0.25% for the first six months of 2014, a decrease of 69 basis points from the 0.94% average interest rate paid in the first six months of 2013. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2014 was 3.39%, an increase of 8 basis points, compared to 3.31% for the first six months of 2013.

Provision for Loan Losses

The provision for loan losses was ($3.8) million for the first six months of 2014, a decrease of $3.3 million from ($0.5) million for the same six month period in 2013. The provision for loan losses decreased in the first six months of 2014 primarily because there were more recoveries received during the first six months of 2014 on previously charged off loans when compared to the same period in 2013. The provision also decreased because of a decrease in the outstanding loan portfolio balances, an improvement in the classifications of certain risk rated loans, and a decrease in charge offs in the first six months of 2014 when compared to the first six months of 2013. Total non-performing assets were $15.8 million at June 30, 2014, a decrease of $8.6 million, or 35.3%, from $24.4 million at December 31, 2013. Non-performing loans decreased $5.2 million and foreclosed and repossessed assets decreased $3.4 million during the first six months of 2014. The non-performing loan and foreclosed and repossessed asset activity for the first six months of 2014 was as follows:

(Dollars in thousands)

Non-performing loans		Foreclosed and repossessed asset activity
January 1, 2014	$17,496	January 1, 2014	$6,898
Classified as non-performing	3,132	Transferred from non-performing loans	84
Charge offs	(1,089)	Other foreclosures/repossessions	28
Principal payments received	(4,764)	Real estate sold	(4,323)
Classified as accruing	(2,400)	Net gain on sale of assets	1,265
Transferred to real estate owned	(84)	Write downs	(220)
		Other payments received on real estate	(256)
June 30, 2014	$12,291	June 30, 2014	$3,476

The decrease in non-performing loans during the first six months of 2013 relates primarily to principal payments received. Of the $4.8 million in principal payments received during the period, $2.5 million was received on a residential development loan as settlement of the outstanding debt, $0.9 million related to the payoff of non-performing single family construction loans as a result of the houses being sold and $0.6 million related to additional principal payments received from various developers as a result of land or lot sales. The decrease in foreclosed and repossessed assets for the first six months of 2014 relates primarily to real estate sold during the period. Of the $4.3 million in real estate sold during the first six months of 2014, $3.8 million related to the sale of one non-residential commercial property.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2014 and June 30, 2013 is summarized as follows:

(Dollars in thousands)	2014	2013
Balance at January 1,	$11,401	$21,608
Provision	(3,788)	(520)
Charge offs:
One-to-four family	(92)	(200)
Consumer	(60)	(101)
Commercial business	(1)	(557)
Commercial real estate	(936)	(909)
Recoveries	2,172	1,038
Balance at June 30,	$8,696	$20,359

Non-Interest Income and Expense

Non-interest income was $3.4 million for the first six months of 2014, a decrease of $0.5 million, or 11.7%, from $3.9 million for the first six months of 2013. Gain on sales of loans decreased $0.7 million between the periods primarily because of a decrease in single family loan originations due to the decrease in refinance activity in the first six months of 2014 when compared to the same period of 2013. Other non-interest income increased $0.2 million primarily because of an increase in rental income and an increase in the sale of uninsured investment products between the periods.

Non-interest expense was $10.2 million for the first six months of 2014, a decrease of $1.2 million, or 10.6%, from $11.4 million for the same period of 2013. The gain on real estate owned increased $0.7 million primarily because of an increase in the gains recognized on the properties sold. Other non-interest expense decreased $0.7 million primarily because of a decrease in legal and other professional fees between the periods. Deposit insurance costs decreased $0.3 million primarily because of a decrease in assets and insurance rates between the periods. Data processing costs decreased $0.2 million due to a decrease in hardware and software depreciation expense. These decreases in non-interest expense were partially offset by a $0.6 million increase in compensation expense between the periods due primarily to increases in salaries and pension benefit costs.

Income tax expense was $2.7 million for the first six months of 2014, an increase of $2.6 million from $0.1 million for the first six months of 2013. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at June 30, 2013. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for the first six months of 2013. The income tax expense that was recorded in the first six months of 2013 related to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards could be used to offset current income under the alternative minimum tax rules. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated and regular income tax expense of $2.7 million was recorded in the first six months of 2014.

Net Income Available to Common Shareholders

The net income available to common shareholders was $3.1 million for the first six months of 2014, an increase of $1.6 million from the $1.5 million net income available to common shareholders in the first six months of 2013. The net income available to common shareholders increased primarily because of the increase in the net income between the periods.

On May 15, 2014 the Company paid a dividend of $201.71 per share on the Company’s outstanding Preferred Stock. The amount of the dividend represented all accrued and unpaid dividends on the Preferred Stock for all past dividend periods and for the dividend period ended on May 14, 2014. On May 15, 2014, the Company also redeemed 10,000 shares of outstanding Preferred Stock on a pro rata basis at $1,000 per share. Following the redemption, 16,000 shares of Preferred Stock remain outstanding.

Return on Assets and Equity

Return on average assets (annualized) for the six month period ended June 30, 2014 was 1.36%, compared to a 0.84% for the same period in 2013. Return on average equity (annualized) was 9.91% for the six month period ended June 30, 2014, compared to 8.36% for the same period in 2013.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office located in Marshalltown, Iowa; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of brokered and other deposits; the availability of alternate funding sources; the payment of dividends by HMN, including those on Preferred Stock; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability to request and pay dividends to HMN and the redemption of any outstanding Preferred Stock, evaluation of any future redemption of any outstanding Preferred Stock and the factors upon which such matter is likely to depend; the ability to remain well capitalized under revised capital rules; and compliance by the Company and the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”), and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC) and Federal Reserve Bank (FRB) and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement,; possible legislative and regulatory changes, including changes to regulatory capital rules, the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$81,202	120,686
Securities available for sale:
Mortgage-backed and related securities (amortized cost $3,649 and $4,899)	3,878	5,213
Other marketable securities (amortized cost $123,779 and $103,788)	123,369	102,743
	127,247	107,956

Loans held for sale	3,861	1,502
Loans receivable, net	367,667	384,615
Accrued interest receivable	1,742	1,953
Real estate, net	3,476	6,898
Federal Home Loan Bank stock, at cost	777	784
Mortgage servicing rights, net	1,571	1,708
Premises and equipment, net	6,854	6,711
Prepaid expenses and other assets	593	698
Deferred tax asset, net	14,892	15,111
Total assets	$609,882	648,622

Liabilities and Stockholders’ Equity
Deposits	$522,853	553,930
Accrued interest payable	103	146
Customer escrows	879	614
Accrued expenses and other liabilities	6,671	8,257
Total liabilities	530,506	562,947
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued shares 16,000	16,000	26,000
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,046	51,175
Retained earnings, subject to certain restrictions	75,309	72,211
Accumulated other comprehensive loss, net of tax	(302)	(674)
Unearned employee stock ownership plan shares	(2,707)	(2,804)
Treasury stock, at cost 4,658,323 and 4,704,313 shares	(59,061)	(60,324)
Total stockholders’ equity	79,376	85,675
Total liabilities and stockholders’ equity	$609,882	648,622

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Interest income:
Loans receivable	$4,659	5,503	9,729	11,531
Securities available for sale:
Mortgage-backed and related	43	82	93	176
Other marketable	257	148	511	287
Cash equivalents	60	35	112	68
Other	1	19	2	48
Total interest income	5,020	5,787	10,447	12,110

Interest expense:
Deposits	306	465	640	1,022
Federal Home Loan Bank advances	0	650	0	1,485
Total interest expense	306	1,115	640	2,507
Net interest income	4,714	4,672	9,807	9,603
Provision for loan losses	(2,178)	(520)	(3,788)	(520)
Net interest income after provision for loan losses	6,892	5,192	13,595	10,123

Non-interest income:
Fees and service charges	901	883	1,724	1,672
Mortgage servicing fees	263	257	524	505
Gain on sales of loans	330	702	676	1,380
Other	228	145	486	304
Total non-interest income	1,722	1,987	3,410	3,861

Non-interest expense:
Compensation and benefits	3,273	2,980	6,751	6,179
Gain on real estate owned	(1,120)	(306)	(1,052)	(325)
Occupancy	876	826	1,758	1,676
Deposit insurance	97	190	254	508
Data processing	249	352	495	707
Other	1,089	1,283	1,955	2,619
Total non-interest expense	4,464	5,325	10,161	11,364
Income before income tax expense	4,150	1,854	6,844	2,620
Income tax expense	1,620	55	2,682	80
Net income	2,530	1,799	4,162	2,540
Preferred stock dividends and discount	(524)	(547)	(1,057)	(1,023)
Net income available to common shareholders	$2,006	1,252	3,105	1,517
Other comprehensive income (loss), net of tax	$192	(1,373)	372	(1,518)
Comprehensive income (loss) attributable to common shareholders	$2,198	(121)	3,477	(1)
Basic earnings per common share	$0.50	0.32	0.77	0.38
Diluted earnings per common share	$0.44	0.30	0.68	0.36

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
I. OPERATING DATA:
Interest income	$5,020	5,787	10,447	12,110
Interest expense	306	1,115	640	2,507
Net interest income	4,714	4,672	9,807	9,603

II. AVERAGE BALANCES:
Assets (1)	626,879	595,747	619,196	610,220
Loans receivable, net	374,185	412,445	375,892	427,002
Securities available for sale (1)	115,206	93,877	112,057	92,378
Interest-earning assets (1)	590,683	570,914	583,068	584,836
Interest-bearing liabilities	535,420	526,831	525,958	541,435
Equity (1)	82,426	61,273	84,690	61,318

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.62%	1.21%	1.36%	0.84%
Interest rate spread information:
Average during period	3.18	3.22	3.37	3.24
End of period	3.39	4.12	3.39	4.12
Net interest margin	3.20	3.28	3.39	3.31
Ratio of operating expense to average total assets (annualized)	2.86	3.59	3.31	3.76
Return on average equity (annualized)	12.32	11.78	9.91	8.36
Efficiency	69.35	79.96	76.87	84.40

	June 30,	December 31,	June 30,
	2014	2013	2013
IV. ASSET QUALITY:
Total non-performing assets	15,767	24,394	35,264
Non-performing assets to total assets	2.59%	3.76%	6.29%
Non-performing loans to total loans receivable, net	3.34%	4.55%	6.22%
Allowance for loan losses	8,696	11,401	20,359
Allowance for loan losses to total assets	1.43%	1.76%	3.63%
Allowance for loan losses to total loans receivable, net	2.37	2.96	4.9
Allowance for loan losses to non-performing loans	70.75	65.17	78.79

V. BOOK VALUE PER SHARE:
Book value per share	14.18	13.49	8.09

	Six Months Ended	Year Ended	Six Months Ended
	June 30	Dec 31,	June 30
	2014	2013	2013
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	13.01%	13.21%	10.90%
Average stockholders’ equity to average assets (1)	13.68	10.77	10.05
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	110.86	109.11	108.02
Tier 1 or core capital	11.10	12.22	11.78
Risk-based capital	19.01	20.78	17.31

	June 30,	December 31,	June 30,
	2014	2013	2013
VII. EMPLOYEE DATA:
Number of full time equivalent employees	179	185	190

(1)Average balances were calculated based upon amortized cost without the market value impact of ASC 320.